As filed with the Securities and Exchange Commission on March 15, 2004

Registration No. 33-50286

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Myers Industries, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0778636 (IRS Employer Identification Number)

1293 South Main Street

Akron, Ohio 44301
(330) 253-5592
(Address of principal executive offices, zip code and telephone)

Kevin C. O’Neil, General Counsel

1293 South Main Street
Akron, Ohio 44301
(330) 253-5592
(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery for the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

EXPLANATORY NOTE

          The purpose of this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 of Myers Industries, Inc. is to update the Prospectus. A fully updated prospectus is being filed herewith.

          Shares of Myers Industries, Inc.’s common stock were previously registered under our Registration Statement on Form S-3, No. 33-50286, which is hereby combined with this Registration Statement pursuant to Rule 429 under the Securities Act. No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-3, No. 33-50286. Therefore, no further registration fee is required.

PROSPECTUS

(MYERS INDUSTRIES, INC. LOGO)

MYERS INDUSTRIES, INC.

DIVIDEND REINVESTMENT

and
STOCK PURCHASE PLAN

          This Prospectus relates to 502,514 shares (“Shares”) of Myers Industries, Inc. common stock, without par value (“Common Stock”). The Myers Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) provides participants in the Plan with an economical and convenient method for purchasing shares of Common Stock of Myers Industries, Inc. without payment of any brokerage commissions or service charges. The participation options offered under the Plan for eligible shareholders are:

Full Dividend Reinvestment – Reinvest cash dividends on all shares of Common Stock held of record. Participants may also purchase additional shares by making optional cash payments of $50 or more, up to a total of $2,500 per calendar quarter.

Partial Dividend Reinvestment – Reinvest cash dividends on less than all shares of Common Stock held of record and continue to receive the cash dividends on the remaining shares. Participants may also purchase additional shares by making optional cash payments of $50 or more, up to a total of $2,500 per calendar quarter.

Optional Cash Payments Only – Invest by making optional cash payments at any time, without reinvesting dividends on shares of Common Stock held of record. Payments shall be in amounts of not less than $50 per payment or more than $2,500 per calendar quarter.

          Myers’ Common Stock is traded on the New York Stock Exchange (Symbol: MYE). On March 12, 2004, the last reported sales price of Common Stock on the New York Stock Exchange was $11.85 per share.

          The provisions of the Plan are detailed in this Prospectus. Your participation, of course, is voluntary and you may enroll or withdraw at anytime. Payment of dividends depends on future earnings, financial requirements and other factors. We encourage you to retain this Prospectus for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this Prospectus is March 15, 2004

ABOUT THIS PROSPECTUS

          This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered and the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

          When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

          Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our” or similar references mean Myers Industries, Inc. and its subsidiaries; and (ii) all references in this prospectus to “stock,” “our stock” or “your stock” refer to our common stock.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You also can inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. Our filings can also be found at www.MyersInd.com, under the sub-page titled “Investor Relations.”

          The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be updated automatically and superseded. In other words, in the case of a

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conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, except that we are not incorporating by reference any document or information that is only “furnished” to the SEC or that is otherwise not deemed to be filed with the SEC under those sections, such as our Annual Report on Form 10-K for the year ended December 31, 2003.

          You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Gregory J. Stodnick, Myers Industries, Inc. 1293 S. Main Street, Akron, Ohio 44301, (330) 253-5592.

ii

THE COMPANY

          The principal executive offices of Myers Industries, Inc. are located at 1293 S. Main Street, Akron, Ohio 44301, and its telephone number is (330) 253-5592. Myers’ Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “MYE.”

          We are a diversified, international designer, manufacturer and marketer of a variety of plastic and rubber products ranging from plastic material handling containers and storage boxes to rubber OEM parts and tire repair materials for the industrial, automotive, agricultural, commercial and consumer markets. We have well recognized brand names and strong competitive positions in several niche markets.

          We conducts business in two distinct segments: manufacturing of polymer and metal products, and wholesale distribution of tools, equipment and supplies for the tire, wheel and undervehicle service industry. We believe we are one of the largest manufacturers of plastic and metal storage systems in the United States, and have the only nationwide distribution network supplying the tire servicing and automotive undervehicle repair industries.

          Our manufacturing business designs, manufactures and markets reusable plastic storage systems for use in distribution and material handling, and other plastic and metal products for storage, assembly and material handling applications. We also manufacture and sell molded rubber products and other materials used primarily in the tire and tire repair industries and for various other uses including OEM automotive and construction applications.

          In our distribution business, we distribute equipment, tools and supplies used for tire servicing and automotive undervehicle repair nationwide.

Manufacturing Business

          Our products are made through a variety of processes in 25 facilities located throughout North America (19) and Europe (6) producing more than 11,000 polymer products. We believe that this global manufacturing presence is a significant competitive advantage with customers that have global operations and diversifies our exposure to economic conditions in specific geographic areas.

          We market reusable plastic containers under the brand names NesTier®, Akro-Bins® and Buckhorn®. These reusable plastic containers are used to distribute food items, such as poultry, meat and baked goods, and non-food items such as apparel, electronic, automotive, and industrial components, health and beauty aids and hardware. Reusable containers are also used for storage and handling in manufacturing plants and for agricultural products. Other products sold to the industrial and commercial markets include tote boxes, various styles of bins, tubs, straight-walled boxes, and a line of modular cabinets for small parts storage and organization. Our direct sales force, independent dealers and independent representatives sell our products throughout the United States and Canada.

          Myers’ consumer products include the Keepbox® line of household storage containers, plastic tool boxes and other products to organize the home workshop, plastic containers to facilitate consumer recycling, and a line of plastic pots, planters and urns sold to consumers through lawn and garden retailers and other similar specialty outlets. Consumer products are marketed nationally to a variety of customers including mass-merchandisers, such as Target® and Wal-Mart®, and major department stores and hardware chains, warehouse outlets and specialty shops. Products are mainly marketed under the Akro-Mils® name and other registered trade names, and to a lesser extent, under private label arrangements. In addition we design, manufacture, and market:

•	molded rubber products, such as air intake hoses, rubber boots, mounts, hood hold-down latches for diesel-powered vehicles and equipment used in the transportation, construction and agricultural industries;

•	molded rubber products, rubber adhesives and materials used primarily in the tire retreading and repair industries; and

•	products used in hydroelectric dams, locks and other water works systems.

          Myers has utilized its manufacturing systems and expertise to custom compound and calendar rubber materials to meet specific customer needs for a growing and diverse customer base. These products are sold nationally and internationally to manufacturers, construction companies and wholesale distributors, including our distribution business, by a direct sales force and through independent sales representatives.

          Our manufacturing business is dependent upon outside suppliers for raw materials, principally polyethylene, polypropylene, polystyrene and synthetic and natural rubber, however we believe that the loss of any one of these suppliers or group of suppliers would not materially adversely affect the business, since in most instances identical or similar materials can be obtained readily from other suppliers.

Distribution Business

          We are the largest wholesale distributor of tools, equipment and supplies for tire, wheel and undervehicle service in the United States. The Distribution segment operates through 40 branches located in most of the major cities in the United States and in foreign countries through export and businesses in which it holds an equity interest. Our domestic and international distribution branches supply nearly 10,000 products to the tire and allied services market.

          Our Distribution business is conducted primarily by the Myers Tire Supply Distribution, Inc. Products distributed include such items as: air compressors, mechanic’s hand tools, tire changers, tire display and storage equipment, valves, tire balancing and wheel alignment equipment, curing rims and presses, retread presses and tire repair materials for the retreading industry.

          We believe we are the only nationwide distributor supplying these products. Our customers include independent tire dealers, tire retreaders, tire service centers, automotive supply chains and rubber companies. Each branch services customers in an assigned territory, sells all products of the division, and operates like a stand-alone business with the branch manager bearing profit/loss, inventory and credit responsibilities. Myers Tire Supply supplies its domestic and international distribution facilities from its main distribution center. This distribution center stocks approximately 10,000 items which are purchased from numerous suppliers, including certain of our manufacturing businesses. Our extensive national distribution network enables us to work closely with manufacturers in the development and distribution of new products.

          Competition. Our manufacturing business faces substantial competition from manufacturers of various sizes that manufacture products similar to ours and from manufacturers of other products which can be readily substituted for those produced by us. We believe the competitive risk from producers in China and the rest of Asia is mitigated by its strong customer relationships, brand name recognition in key end markets and the cost disadvantage of shipping high volume, low weight products.

          Competition in the distribution business is generally from local and regional businesses.

          Employees. As of December 31, 2003, Myers had approximately 4,200 full-time and part-time employees.

DESCRIPTION OF THE PLAN

          The Myers Industries, Inc. Dividend Reinvestment and Stock Purchase Plan was adopted by the Board of Directors on April 29, 1992, amended on April 28, 1993 and amended and restated effective December 1, 2003. An aggregate of 500,259 shares of Common Stock, which are treasury shares, are reserved for future issuance under the Plan. Additional shares may be so reserved in the future. Through February 29, 2004, 108,125 shares of Common Stock had been issued under the Plan.

          The Plan has been administered for Myers Industries, Inc. and the participants by National City Bank, Cleveland, Ohio, since December 1, 2003.

          The essential provisions of the Plan are set forth below.

What is the Purpose of the Plan?

          The purpose of the Plan is to provide eligible shareholders of record with a simple and convenient method of increasing their ownership of Common Stock. Once enrolled in the Plan, eligible shareholders may participate by investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. All Plan participants will have all cash dividends on shares held for their accounts under the Plan automatically reinvested.

What are the Advantages of the Plan?

          Under the Plan, participants:

•	May automatically reinvest dividends on all or a portion of their shares of Common Stock at 100% of a defined market price.

•	May periodically invest additional cash (in amounts of not less than $50 or more than $2,500 per calendar quarter) to purchase shares of Common Stock at 100% of a defined market price.

•	Will have cash dividends on shares held in their accounts automatically reinvested in additional shares of Common Stock at 100% of a defined market price.

•	Will participate without incurring any brokerage commissions or fees or service charges in connection with purchases under the Plan.

•	May invest the full amount of all dividends to be reinvested under the Plan and optional cash payments since the Plan provides that fractions of shares shall be credited to their accounts.

•	May avoid the need for safekeeping of certificates for shares of Common Stock credited to their accounts under the Plan.

•	Will receive regular quarterly statements providing complete records of their accounts under the Plan, thereby affording participants simplified record keeping.

What Are Possible Disadvantages of the Plan?

          Participants must make an investment decision to participate in the Plan (and thereby to purchase Myers Common Stock) prior to the date the purchase price is determined. The market price of Myers Common Stock may fluctuate up or down between the time an investment decision to participate in the Plan is made and the time at which Shares are purchased. See “What is the Share Purchase Price?”

Who Administers the Plan?

          Myers designated and appointed National City Bank, Cleveland, Ohio, as the “Administrator” of the Plan. The Administrator will maintain records of the accounts of participants, send quarterly statements of account and perform the other duties of the Plan Administrator. Participants in the Plan appoint the Administrator to act as their agent to receive dividends and optional cash payments and to apply such amounts to the purchase of shares of Common Stock from us in accordance with the Plan.

          National City Bank also serves as the “Plan Custodian” and in such capacity holds the shares of Common Stock under the Plan for each participant, until he or she terminates participation in the Plan or requests the withdrawal of all or some of the shares held in his or her account under the Plan. Shares held by the Plan Custodian will be registered in the name of the Plan Custodian’s nominee.

          All inquiries, notices, requests and other communications by participants concerning the Plan should be sent to the Administrator at: National City Bank, Reinvestment Services, P.O. Box 94946, Cleveland, Ohio 44101-4946. Participants may also call (800) 622-6757 or visit the National City Bank website at www.NationalCityStockTransfer.com.

          We reserve the right to assume the administration of the Plan at any time and without prior notice to participants in the Plan. In the event National City Bank should resign or otherwise cease to act as Administrator or as Plan Custodian, we will make such other arrangements as it deems appropriate for the administration of the Plan and the custody of the shares of Common Stock purchased or delivered under the Plan.

          The Administrator will maintain an account for each participant. All shares of Common Stock (including fractions of shares, computed to three decimal places) purchased for a participant under the Plan will be credited to his or her account.

Who is Eligible To Participate in the Plan?

          In general, all direct holders of record of Common Stock are eligible to participate in the Plan. If a person is the beneficial owner of shares of Common Stock registered in a name of another, such as in the name of a broker, bank or other nominee, and desires to participate in the Plan, the beneficial owner must make arrangements with the nominee or other holder of record to participate or become the holder of record by having a part or all of such shares transferred into his or her own name. Shareholders residing in a jurisdiction outside the United States in which it is unlawful for Myers to permit participation in the Plan are not eligible to participate in the Plan.

What are an Eligible Shareholder’s Participation Options?

          A shareholder of record may elect to participate in the Plan through any one of the following participation options:

Full Dividend Reinvestment directs the Administrator to invest the cash dividends on all of the shares of Common Stock then or subsequently registered in the participant’s name. The participant may also make optional cash payments of $50 or more, up to a total of $2,500 during any calendar quarter, for the purchase of additional shares of Common Stock in accordance with the Plan.

Partial Dividend Reinvestment directs the Administrator to invest the cash dividends on a designated number of the shares of Common Stock registered in the name of the participant. Participants may also purchase additional shares by making optional cash payments.

Optional Cash Purchases Only permits the participant to make optional cash payments of $50 or more, up to a total of $2,500 during any calendar quarter, for the purchase of additional shares of Common Stock in accordance with the Plan, without reinvesting dividends on the shares of Common Stock registered in the name of the participant.

          Under each participation option, cash dividends on all shares of Common Stock purchased under the Plan and credited to the participant’s Plan account will be automatically reinvested in additional shares of Common Stock in accordance with the Plan. A participant may change his or her participation option at any time by obtaining and completing a new Enrollment Form (as defined below) and sending it to the Administrator. Should a participant elect to cease reinvesting any future cash dividends in additional shares of Common Stock, they are not required to liquidate the account. Participation in the Plan is completely voluntary.

How does an Eligible Shareholder Enroll?

          An eligible shareholder may join the Plan by completing and signing the Enrollment-Authorization Form (the “Enrollment Form”) and returning it to the Administrator. If the shares of Common Stock are registered in more than one name (i.e. joint tenants, trustees, etc.), all registered holders must sign. Enrollment Forms may be obtained at any time by written request to the Administrator at the address listed for the Administrator above.

When may an Eligible Shareholder Enroll?

          An eligible shareholder of record may enroll in the Plan at any time. The reinvestment of a participant’s dividends will begin with the dividend payment date immediately following the date a signed Enrollment Form specifying reinvestment of dividends is received by us, provided the Enrollment Form is received on or before the record date for the applicable dividend. If the Enrollment Form is received after the record date for the applicable dividend, the reinvestment of dividends through the Plan will begin with the next succeeding dividend payment. Our usual dividend payment dates are the first business days of January, April, July and October.

Are there any Costs to Participants?

          All costs of administering the Plan will be paid by us. Participants will not incur any brokerage commission, service charges or other fees for purchases made under the Plan. In addition, no charges are assessed upon termination by a participant, except any applicable charges related to sales of the Common Stock under the Plan by the participant. However, there are costs associated with selling shares held in a participant’s account through the Administrator. See “Can a Participant Sell his or her Shares?” below.

When will Purchases be Made?

          Purchases of Common Stock under the Plan will be made on the following “Investment Dates:” (i) for the reinvestment of cash dividends, each dividend payment date is an Investment Date, and (ii) for the investment of optional cash payments, each dividend payment date is an Investment Date.

How Many Shares will be Purchased?

          The number of shares of Common Stock to be purchased for a participant in the Plan depends on the purchase price of Common Stock on the applicable Investment Date and on the amount of the participant’s cash dividends and optional cash payments. A participant’s account will be credited with that number of shares of Common Stock, including fractional shares computed to three decimal places, equal to the total amount to be invested divided by the per share purchase price.

At What Price will Shares be Purchased?

          The purchase price of shares of Common Stock purchased from us by participants, whether with reinvested cash dividends or optional cash payments, will be an amount equal to 100% of the closing price of shares of the Common Stock reported in The Wall Street Journal as New York Stock Exchange Composite Transactions on the applicable Investment Date, or, if such Investment Date is not a trading day on the New York Stock Exchange, on the trading day immediately preceding such Investment Date, without any deduction for commissions or other fees, such commission or other fees to be payable by Myers.

How Can a Participant make Optional Cash Payments?

          An optional cash payment may be made by a Participant when enrolling in the Plan by enclosing a check or money order made payable to National City Bank, with his or her Enrollment Form and thereafter by using forms supplied by the Administrator. There is no obligation to make optional cash payments. Optional cash payments, if made, need not be in the same amount as made in previous periods.

          Optional cash payments received by the Administrator within the applicable time period will be applied to the purchase of additional shares of Common Stock as of the Investment Date on which, or next following, the date of receipt of such payment by the Administrator.

          No interest will be paid by Myers or the Administrator on any optional cash payment. Therefore, optional cash payments should be sent so as to reach the Administrator shortly before the quarterly deadline. Amounts received more than 30 days prior to the quarterly deadline will be returned. Participants should allow adequate time for mailing.

          Each optional cash payment must be at least $50 and may not exceed $2,500. The total amount of all optional cash payments made by any Participant during any calendar quarter shall not exceed $2,500.

Can Optional Cash Payments be Returned?

          A Participant may, without terminating his or her participation in the Plan, obtain the return of any optional cash payment upon written request for such return. The request must be received by the Administrator at least two business days before the applicable Investment Date.

Will Cash Dividends Payable on a Participant’s Shares be Reinvested?

          Cash dividends payable on all shares (including fractions of shares) of Common Stock credited to a participant’s account under the Plan, whether such shares were purchased with the participant’s reinvested dividends or optional cash payments, will be automatically reinvested in additional shares of Common Stock, unless electing to cease participation while maintaining the account for safekeeping of shares. Fractions of shares purchased with dividends will be computed to three decimal places.

What Kind of Reports Will be Sent to Participants?

          Each participant in the Plan will receive a statement of his or her account as soon as practicable after each quarterly Investment Date. Each statement will contain the amount purchased and/or reinvested, the effective per share purchase price, the number of shares acquired, the total number of shares credited to the participant’s account and other relevant information. These quarterly statements are the participant’s continuing record of current activity and the cost of shares purchased and should be retained for tax purposes. Neither the Administrator nor Myers has any duty to provide a participant with this information in the event the participant fails to retain their statements.

          In addition, each participant will receive copies of our annual reports to shareholders, proxy statements and other communications sent to shareholders. Income tax information for reporting dividends paid will also be supplied to each Participant.

Can a Participant Deposit Shares from Outside the Plan with the Administrator?

          A Participant may deposit certificates for shares of Common Stock held by him or her outside of the Plan with the Administrator for safekeeping. Certificates should be mailed by registered or certified mail to the address listed for the Administrator above. A letter must be included with the certificate indicating that the shares are to be added to the participant’s account. Depositing certificates does not automatically invoke reinvestment of cash dividends. There is no cost for this service.

Will Certificates be Issued to Participants?

          Certificates for shares of Common Stock purchased under the Plan will not be issued to a participant unless requested by the participant or until his or her account is terminated. Shares of Common Stock purchased under the Plan will be registered in the name of the Plan Custodian or its nominee. This service is for the convenience of the participants and protects against the loss, theft or destruction of stock certificates.

          Certificates for any number of whole shares credited to an account under the Plan will be issued upon a participant’s written request to the Administrator. Issuance of such certificates will not terminate participation in the Plan. Any remaining full shares and fraction of a share will continue to be credited to the participant’s account. Certificates for fractional share interests will not be issued under any circumstances.

          A separate Plan account is maintained for each participant in the name or names in which the certificates for shares of Common Stock of such participant were registered at the time the participant enrolled in the Plan. Certificates for whole shares, when issued, will be registered in the name or names in which the Plan account is maintained.

Can a Participant Sell his or her Shares?

          A Participant may at any time request the sale of all or a part of the whole shares of Common Stock credited to his or her Plan account. Shares to be sold will be forwarded by the Administrator, on behalf of the participant, to a brokerage firm which will effect such sale and the Administrator will remit the proceeds, less brokerage commissions, a nominal service charge, any transfer taxes and any other costs of sale. Shares that are to be sold may be aggregated with those of other participants, in which case the proceeds to each Participant will be based on the weighted average of the sale prices of shares sold under the Plan on that date.

Can a Participant Assign, Pledge or Transfer his or her Shares?

          Shares of Common Stock held by the Custodian for the account of a participant may not be assigned, pledged as collateral or otherwise transferred.

How and When is Participation Terminated?

          A participant may terminate his or her participation in the Plan at any time. Termination of participation in the Plan will stop all investment of the participant’s dividends if the notice of termination is received by the Administrator not later than the record date prior to the dividend payment date. Any optional cash payments which had been sent to the Administrator prior to the request to terminate will also be invested unless return of the amount is expressly requested in the request for termination and such request is received at least two business days prior to the dividend payment date. If the request to terminate is received by National City Bank on or after the record date for a dividend payment, such request to terminate may not become effective until any dividend paid on the dividend payment date has been reinvested and the shares of Common Stock purchased are credited to the participant’s account under the Plan. National City Bank, in its sole discretion, may either pay any such dividend in cash or reinvest it in Common Stock on behalf of the terminating participant. If such dividend is reinvested, the Administrator will sell the shares purchased and remit the proceeds to the participant, less the costs of sale described above in “Can a Participant Sell his or her Shares?” After termination, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan, which he or she may do at any time by requesting an Enrollment Form from National City Bank.

          In order to terminate participation in the Plan, a participant must notify the Administrator in writing, by mail or telecopy. When a participant terminates, or upon termination of the Plan by us, certificates for whole shares credited to the participant under the Plan will be issued and a cash payment will be made for any fraction of a share less any costs of sale. The cash payment for the fraction of a share will be based on the then current market price of the Common Stock.

          Upon termination, a participant may also request the sale of all or a part of the whole shares of Common Stock credited to his or her Plan account. The Administrator will sell such shares and remit the proceeds to the participant, less the costs of sale. Sale requests may be accumulated by the Administrator.

          The Administrator may at any time in its discretion terminate a participant’s interest in the Plan by sending written notice to the participant at his or her last known address as shown on the Administrator’s records. Upon such termination, a participant, will receive from the Administrator a certificate for the full shares of Common Stock credited to the participant under the Plan and a cash payment for any fraction of a share, determined as of the close of business on the date of termination by the Administrator.

Can a Participant Rejoin the Plan?

          Any eligible shareholder may re-enroll in the Plan at any time. The Administrator and Myers, however, reserve the right to reject any Enrollment from a participant who has terminated or been terminated from the Plan.

What are the Tax Consequences to a Participant?

          Under current federal income tax laws, participants in the Plan who have their cash dividends reinvested will be treated as having received on each dividend payment date a dividend equal to the cash amount of the dividends reinvested, which will also be equal to the purchase price of the shares and fractional share of Common Stock purchased with the reinvested dividends on the dividend payment date. For the purpose of determining the tax basis of shares acquired under the Plan, the purchase price of shares purchased with reinvested dividends will also equal the purchase price at which the shares are in fact acquired. Similarly, the purchase price (for the purpose of determining the tax basis) of shares purchased with an optional cash payment will be equal to the amount of such optional cash payment.

          A participant will not realize any taxable income when he or she receives certificates for whole shares of Common Stock credited to the participant’s account under the Plan. However, when a participant receives a cash adjustment for a fractional share upon termination, he or she may realize a gain or loss. A participant will realize a taxable gain or a loss when whole shares of Common Stock are sold or otherwise disposed of in a taxable exchange, whether by the Administrator on behalf of the participant or by the participant after withdrawing such shares from the Plan. The amount of the gain or loss will be the difference between the amount the participant receives for the shares or a fraction of a share and the purchase price thereof, as defined above. Any such gain or loss will be capital gain or loss if the shares or fractional share interest constitute capital assets in the hands of the participant. The holding period for federal income tax purposes for shares acquired under the Plan begins on the day following the applicable Investment Date.

          In the case of a shareholder whose dividends are subject to United States income tax withholding or backup withholding, the net amount of the dividend of such participants, after the deduction of such withholding taxes, will be applied to the purchase of Common Stock.

          Participants are advised to consult their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale or other disposition of shares purchased under the Plan. The income tax consequences of participants residing outside the United States will vary from jurisdiction to jurisdiction.

          A participant will receive statements from the Administrator from time to time which statements are to be retained by the participant. Neither the Administrator nor Myers has any duty to provide a participant with the information contained in the statements in the event the participant fails to retain their statements.

Other Information

          Stock Dividends and Splits. Any dividend payable in stock or split shares of Common Stock distributed by us on shares of common Stock credited to the participant’s Plan account will be added to such account. Stock dividends or split shares distributed on shares registered in the name of a participant will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

          Voting of Shares Held in Plan. Each participant will be sent a proxy card in connection with any annual or special shareholders’ meeting. This proxy will apply to all shares registered in the participant’s name and to all shares of Common Stock credited to the participant’s Plan account.

          Transfer of Shares Registered in Participant’s Name. If a participant disposes of all of the shares of Common Stock registered in his or her name, the Administrator will continue to reinvest the cash dividends on shares credited to the participant’s Plan account under the Plan until the participant withdraws such shares or terminates his or her participation in the Plan. If a shareholder participant who has selected the Partial Dividend Reinvestment participation option disposes of a portion of the shares registered in his or her name and has registered in his or her name fewer shares than the number of shares participating in the Plan, dividends on all shares remaining in the name of the participant will be reinvested under the Plan. Any additional shares acquired by such participant will participate in the Plan until the number of shares equals the number of shares designated as participating in the Plan on the participant’s then current Enrollment Form.

          Death of a Participant. Upon receipt by the Administrator of notice of the death or adjudicated incompetency of a participant, the Administrator may terminate the account of such participant. All shares of Common Stock held in the Plan for the account of such participant will be delivered to the appropriate person promptly upon the Administrator’s receipt of evidence satisfactory to the Administrator of the appointment of a legal representative and such representative’s delivery instructions.

          Responsibilities of Myers and the Administrator Under the Plan. Myers and the Administrator will not be liable in connection with the interpretation, regulation or administration of the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability in respect of

•	the failure of Myers or the Administrator to terminate a participant’s account upon such participant’s death;

•	the prices and times at which shares of Common Stock are purchased for the participant’s account or sold at the request of the participant upon his or her termination of participation in the Plan;

•	fluctuations in the market value of the Common Stock; or

•	any act or failure to act due to the requirement of any governmental authority. Neither Myers nor the Administrator can or does assure a participant of a profit or protection against loss on shares of Common Stock purchased under the Plan.

          Interpretation, Amendment and Termination of the Plan. We reserve the right, acting in good faith, to interpret and regulate the Plan as deemed desirable or necessary in connection with the operation of the Plan. We reserve the right to suspend or terminate the Plan at any time, or to amend the terms and conditions of the Plan at any time. All participants will receive notice of any such suspension, modification or termination as soon thereafter as practicable.

          Sales of Stock By Affiliates. Any officer, director or significant shareholder of Myers or any of its subsidiaries who under federal securities law is an “affiliate” of Myers and who wishes to sell Common Stock acquired under the Plan must do so in compliance with Rule 144 of the Securities and Exchange Commission or make arrangements with us for the issuance of a Form S-3 prospectus for delivery to purchaser(s). If a participant is unsure about whether he or she is an “affiliate” under the federal securities laws, he or she should seek appropriate legal advice.

INDEMNIFICATION

          Myers’ Amended and Restated Code of Regulations (“Regulations”) provide, that Myers shall indemnify any director or officer and any former director or officer of Myers against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law.

          Section 1701.13(E) of the Ohio Revised Code authorizes the indemnification as stated above. In addition, with respect to directors, this Section provides that a corporation must advance expenses to directors under certain circumstances, unless a corporation’s articles or regulations explicitly provide otherwise. Myers’ Regulations provide for the mandatory advancement of expenses to directors.

          We maintain insurance covering certain liabilities of the directors and the elected and appointed officers of Myers and its subsidiaries, including liabilities under the Securities Act of 1933, as amended. We have also entered into indemnification agreements with all of our directors and officers. Directors and officers have the right to be reimbursed for expenses as they are incurred if they file with us an undertaking to repay any amount which it is ultimately determined they must repay. Such reimbursement for expenses of directors is mandatory under the section cited above, but remains discretionary as to officers and other persons.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Myers has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

USE OF PROCEEDS

          The net proceeds from the sale of Common Stock offered pursuant to the Plan will be used for general corporate purposes. Myers has no basis for estimating either the number of shares of Common Stock that will be sold or the prices at which such shares will be sold.

LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for Myers by Kevin C. O’Neil, General Counsel of Myers.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of and for the years ended December 31, 2003 and 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

          The consolidated financial statements as of December 31, 2001, and for the year then ended, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2003, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, which is incorporated in this prospectus by reference, and has been so incorporated in reliance upon the report of such firm. As described in the Goodwill and Intangible Assets Note to the financial statements, these statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No, 142, goodwill and other intangible assets, which was adopted by the Company as of January 1, 2002. Also, as discussed in the Net Income Per Share Note, in 2002, the Company’s Board of Directors approved a five-for-four stock split, and all references to the number of shares, per share information and number of stock options in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

          Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Under most circumstances a registrant must obtain and file the consent of its accountants contemporaneously with the filing of any registration statement that includes audited financial statements. By granting a consent, accounting firms become exposed to liability under Section 11 (a) of the Securities Act for any untrue statements of material fact in, or omissions of material facts from, the registration statement. Because we are filing the registration statement of which this prospectus forms a part, without the consent of Arthur Andersen, investors may not be able to pursue claims against Arthur Andersen under Section 11(a) of the Securities Act.

          No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, you should not rely on any such information or representations. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered hereby nor does it constitute an offer to sell or an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to the date hereof.

MYERS INDUSTRIES, INC.

(MYERS INDUSTRIES, INC. LOGO)

DIVIDEND REINVESTMENT

and
STOCK PURCHASE PLAN

PROSPECTUS
March 15, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

          The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered:

Registration Statement filing fee	$-0-	*
Legal fees and expenses	$-0-
Accounting fees and expenses	$5,000	**
Printing costs	$5,000	**
Miscellaneous	$-0-

Total	$10,000

*	Registration fee has already been paid.

**	Estimated.

Item 15.	Indemnification of Directors and Officers

          Pursuant to Article Sixth of the Amended and Restated Code of Regulations of the Company, the Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. Article Sixth further provides that the indemnification provided for therein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

          The rights provided in Article Sixth are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Sixth. Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

          Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

          In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Section 1701.13(E) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. The Company presently has contracts with each of its directors and key officers and maintains insurance for the benefit of persons entitled to indemnification.

Item 16.	Exhibits. See Exhibit Index below.

Item 17.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however , that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the “Securities Exchange Act”) that are incorporated by reference in this Registration Statement.

          (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on March 19, 2004.

MYERS INDUSTRIES, INC.

By:	/s/ Kevin C. O’Neil

Kevin C. O’Neil
General Counsel and Assistant Secretary

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on March 19, 2004.

/s/ Stephen E. Myers Stephen E. Myers	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gregory J. Stodnick Gregory J. Stodnick	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Keith A. Brown* Keith A. Brown*	Director

/s/ Karl S. Hay* Karl S. Hay*	Director

/s/ Richard P. Johnston* Richard P. Johnston*	Director

/s/ Michael W. Kane* Michael W. Kane*	Director

/s/ Edward W. Kissel* Edward W. Kissel*	Director

/s/ Richard L. Osborne* Richard L. Osborne*	Director

/s/ Jon H. Outcalt* Jon H. Outcalt*	Director

/s/ Milton I. Wiskind* Milton I. Wiskind*	Vice Chairman, Secretary and Director

      * The undersigned, by signing his name hereto, does sign and execute this Registration Statement on behalf of each of the indicated officers and directors of Myers Industries, Inc. pursuant to a Power of Attorney executed by each such officer and director and filed with this Registration Statement.

Dated: March 19, 2004

/s/ Kevin C. O’Neil

Kevin C. O’Neil, Attorney-in-Fact

EXHIBIT INDEX

5	Opinion of General Counsel of Myers Industries, Inc.
23.1	Consent of General Counsel of Myers Industries, Inc. (included in Exhibit 5)
23.2	Consent of Ernst & Young LLP
23.2	Explanation Concerning Absence of Current Written Consent of Arthur Andersen LLP
24	Power of Attorney
99	Myers Industries, Inc. Amended and Restated Dividend Reinvestment and Stock Purchase Plan